UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2023

PHATHOM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39094	82-4151574
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Campus Drive, Suite 102

Florham Park, New Jersey 07932

(Address of principal executive offices) (Zip Code)

(877) 742-8466

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHAT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Fourth Amendment to Loan and Security Agreement

On December 14, 2023 (the “Closing Date”), Phathom Pharmaceuticals, Inc. (the “Company”) entered into a Fourth Amendment to Loan and Security Agreement (the “Fourth Amendment”) with Hercules Capital, Inc., in its capacity as administrative agent and collateral agent and as a lender (in such capacity, the “Agent” or “Hercules”) and the other financial institutions that from time to time become parties to the Loan Agreement as lenders (collectively, the “Lenders”). The Fourth Amendment amended the terms of that certain Loan and Security Agreement, dated as of September 17, 2021, by and among the Company, Hercules and the Lenders (the “Loan Agreement”).

Amendments to Amount and Interest Rate. The Fourth Amendment, (i) increases the aggregate principal amount of the term loans from $200,000,000 to $300,000,000; (ii) provides for the possibility of accessing the $160 million currently undrawn commitment through five additional tranches referred to as tranches 2 through 6, which are available subject to certain milestones and conditions: (a) Tranche 2: $50 million, $40 million of which was funded at the Closing Date, available through March 15, 2024, (b) Tranche 3: $25 million available through June 15, 2024, (c) Tranche 4: $25 million available through December 15, 2024, (d) Tranche 5: $50 million available, subject to the achievement of a specified revenue milestone, through June 30, 2025, and (e) Tranche 6: $50 million available, subject to the achievement of a specified revenue milestone, through December 31, 2025; (iii) extends the interest only period and the maturity date from October 2026 to December 2027, (iv) reduces the cash interest rate from 10.75% (floating annual rate equal to the greater of (a) 5.50% and (b) the Prime Rate (as reported in the Wall Street Journal) plus 2.25% to 9.85% (floating rate based on the greater of (a) 9.85% or (b) US WSJ Prime + 1.35%), provided that the cash interest rate shall be capped at 10.35% and upon Company achieving the certain milestones, the cash interest shall be decreased by 0.35%, and (v) decreases the payment-in-kind interest rate from 3.35% per annum to 2.15% per annum.

Existing Warrant. The existing warrant agreement will not apply to any of the future advances under the loan agreement.

Amendments to Financial Covenants. The Fourth Amendment amends the minimum cash and performance covenants as follows: (i) the minimum cash covenant is reduced to 20% of the outstanding principal and (ii) beginning as of September 30, 2024 and all times thereafter, the Company must achieve trailing three months net product revenue of at least (x) from January 1, 2024 through December 31, 2024, 30% of projected revenue as agreed upon by the parties for the calendar year 2024, and (y) thereafter, 25% of projected revenue, or (z) $120.0 million. The preceding revenue requirement will be waived if the Company maintains either: (i) minimum cash reserves exceeding (x) outstanding principal amount of term loans, multiplied by (y) (A) prior to achieving trailing three months net product revenue of no less than $35.0 million, 50%, and (B) thereafter, 35%, or (ii) market capitalization exceeding $900.0 million.

Amendments to Fees and Closing Fee. The Fourth Amendment includes a $250,000 closing fee which was payable at closing and makes certain amendments to the prepayment fee and of the end of term fee, as more fully set forth therein.

The foregoing description of the terms of the Loan Agreement are not complete and are qualified in their entirety by reference to the full text of the Loan Agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Loan Agreement is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHATHOM PHARMACEUTICALS, INC.

Date: December 14, 2023	By:	/s/ Larry Miller
Larry Miller
General Counsel and Secretary